Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

dated as of February 3, 2010

among

CONSECO, INC.,
Issuer

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
Trustee

7.0% Convertible Senior Debentures Due 2016

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), entered into as of February 3, 2010, between Conseco, Inc., a corporation incorporated under the laws of Delaware (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture (as defined below).

RECITALS

WHEREAS, the Company and the Trustee entered into the Indenture, dated as of October 16, 2009 (the “Indenture”), relating to the Company’s 7.0% Convertible Senior Debentures Due 2016 (the “Debentures”);

WHEREAS, Section 8.01(i) of the Indenture provides that the Company, when authorized by a resolution of its Board of Directors, and the Trustee, upon receipt of a Company Order, may enter into an indenture supplemental to the Indenture to make any change that benefits the Holders without the consent of any Holder;

WHEREAS, the Company desires to enter into this First Supplemental Indenture in order to amend certain provisions of the Indenture; and

WHEREAS, all requirements necessary to make this First Supplemental Indenture a valid and binding instrument in accordance with its terms have been duly performed and complied with, and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects and the Company has delivered to the Trustee a Company Order (accompanied by a Board Resolution), an Officers’ Certificate and Opinion of Counsel as required by Article 8 of the Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this First Supplemental Indenture hereby agree as follows:

Section 1. The second paragraph under the caption “Recitals of the Company” in the Indenture shall be deleted in its entirety and replaced with the following:

“WHEREAS, the aggregate principal amount of Debentures to be issued by the Company will be equal to the sum of (a) the aggregate principal amount of the Company’s 3.50% Convertible Debentures due September 30, 2035 (the “Existing Debentures”) purchased by the Company in the issuer tender offer it commenced on October 15, 2009 and any subsequent issuer tender offer for the Existing Debentures that expires before October 5, 2010 (each, a “Tender Offer” and the Business Day following the date on which the Tender Offer expires, a “Tender Offer Closing Date”), (b) the aggregate principal amount of Existing Debentures repurchased by the Company in privately negotiated transactions from time to time that settle before October 5, 2010 (the Business Day on which each such repurchase settles, a “Repurchase Closing Date”), (c) the aggregate principal amount of Existing Debentures that the Issuer is required by holders thereof to repurchase on September 30, 2010 (such date, the “Put Right Closing Date”) pursuant to the terms of the Existing Debentures and (d) the aggregate principal amount of Existing Debentures redeemed by the Company on October 5, 2010 (such date, the “Redemption Closing Date” and collectively with the Tender Offer Closing Date(s), the Repurchase Closing Date(s) and the Put Right Closing Date, the “Closing Dates” and individually, a “Closing Date”) pursuant to the terms of the Existing Debentures; and”

Section 2. The term “Repurchase Closing Date” shall be inserted as a defined term in Section 1.01 immediately after the defined term “Reorganization Event” as follows:

“Repurchase Closing Date” has the meaning ascribed to it in the second paragraph under the caption “Recitals of the Company.”

Section 3.  Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 4.  The Trustee affirms its acceptance of the trusts created by the Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this First Supplemental Indenture.

Section 5.  THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE PERFORMED THEREIN.

Section 6.  This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 7.  This First Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this First Supplemental Indenture will henceforth be read together.

Section 8.  The Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects confirmed and preserved.

Section 9.  Notwithstanding anything contained herein, nothing in this First Supplemental Indenture shall relieve the Company or the Trustee of any of their obligations under the Indenture, as amended and supplemented by this First Supplemental Indenture, and the Debentures.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

CONSECO, INC.
By:	/s/ Karl W. Kindig
	Name:	Karl W. Kindig
	Title:	Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Linda E. Garcia
	Name:	Linda E. Garcia
	Title:	Vice President